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                                 EXHIBIT 10.5(e)

                               Amendment Effective

                           January 23, 1996, Amending

                            the Employment Agreement

                           Between the Registrant and

                                 Jay B. Langner


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                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

                  WHEREAS, Jay B. Langner (the "Executive") and Hudson General Corporation, a Delaware corporation (the "Company"), entered into an Employment Agreement as of July 28, 1988, as amended from time to time (the "Agreement"); and

                  WHEREAS, the Executive and the Company wish to amend the Agreement in certain respects;

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company agree that the Agreement shall be amended, effective as of January 23, 1996, as set forth herein.

                  Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement.

                  1. The second paragraph of the preamble of the Agreement is hereby amended in its entirety to read as follows:

                  The Executive is presently employed as Chairman of the Board, President and Chief Executive Officer of the Company.

                  2. The first three sentences of Section 2 of the Agreement are hereby amended in their entirety to read as follows:

         The employment of the Executive by the Company as provided in Section 1 hereof commenced on July 28, 1988 and will continue in effect through January 31, 2001, unless sooner terminated as hereinafter provided. During the period from July 28, 1988 through June 30, 1991 (the "Original Term"), the terms and conditions of the Executive's employment by the Company will be governed by the provisions of Sections 1 through


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         17 of this Agreement and the provisions of Sections 18 through 42 of this Agreement shall be of no force or effect. This Agreement will be extended beyond the Original Term for an additional period commencing on July 1, 1991 ending on January 31, 2001 (the "Extended Term"), unless on or before March 31, 1991, the Company shall provide a written notice to the Executive that the Company is terminating this Agreement effective at the expiration of the Original Term (a "Notice of Non-Renewal").

                  3. Section 19 of the Agreement is hereby amended in its entirety to read as follows:

                  19. Term. The employment of the Executive by the Company as provided in Section 18 shall commence on July 1, 1991 and shall continue in effect through January 31, 2001 (such period being referred to herein as the "Extended Term"). Upon termination of the Executive's employment with the Company for any reason whatsoever (including breach or alleged breach of this Agreement by the Company), the Extended Term shall be terminated. The date on which the Extended Term ends (whether such date be January 31, 2001 or an earlier date as provided herein) is referred to herein as the "Termination Date".

                  4. The first sentence of subsection 25(a) of the Agreement is hereby amended in its entirety to read as follows:

         Severance payments made to the Executive pursuant to Section 24(d) hereof shall continue for a period equal to the greater of (i) three years or (ii) the period from the Termination Date to January 31, 2001.

                  5. The last two sentences of subsection 25(b) of the Agreement are hereby amended in their entirety to read as follows:

         To the extent that the Executive does obtain other employment during the Severance Payment Period,




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         any compensation from such other employment received during the first twelve months of the Severance Payment Period shall not reduce the severance payments to be made to the Executive. After the first twelve months of the Severance Payment Period, the Company's obligation to provide severance pay shall be reduced to the extent compensation is earned by the Executive as a result of other employment, and any such compensation received by the Executive shall be reported to the Company.

                  6. The first sentence of subsection 27(a) of the Agreement is hereby amended in its entirety to read as follows:

         If the Executive's employment is terminated (i) by the Company other than for Cause or Disability or (ii) by the Executive for Good Reason, and during the period from the Termination Date to January 31, 2001, the Executive's right to exercise any options or stock appreciation rights which were granted to him by the Company shall terminate by reason of such termination of his employment without having been exercised (the "Terminated Options and Rights"), then upon a Change in Control (as defined in Section 27(b) below) of the Company on or before January 31, 2001, within ten days of such Change in Control the Executive shall be entitled to receive from the Company a lump sum amount, in cash, equal to the sum of the "Spreads" for each Terminated Option and Right.

                  7. Subsection 28(b)(ii)(x) of the Agreement is hereby amended in its entirety to read as follows:

         the retirement pension (determined as a straight life annuity commencing at age 65) which the Executive would have accrued under terms of the pension plan as in effect on the Termination Date, determined as if the Executive were fully vested thereunder and had accumulated additional service credit thereunder until January 31, 2001, at the Executive's Salary rate in effect on the




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         Termination Date (but in no event shall the Executive be deemed to have accumulated additional months of service credit after his sixty-fifth birthday), and

                  8. Section 28 of the Agreement is hereby amended by inserting the following sentence at the end of subsection (b):

         Notwithstanding the foregoing, the provisions of this subsection 28(b) are applicable only to the extent specifically provided for in subsection 28(c) set forth below.

                  9. Section 28 of the Agreement is hereby amended by adding a new subsection (c) as follows:

                  (c) Notwithstanding any other provision of this Agreement to the contrary, in the event the Executive's employment is terminated prior to an Expiration Date for any reason (including, without limitation, termination by reason of Retirement or termination by the Executive for Good Reason), in addition to any other obligations which the Company may have to the Executive as provided for in this Agreement, the Company shall pay the Executive in cash within 30 days following the Termination Date a lump sum equal to the difference between (i) the sum of (w) the amount that would have been necessary to purchase an annuity in an amount that would have been received by the Executive under the Hudson General Corporation Pension Plan (the "Pension Plan") had such Pension Plan not been terminated effective as of June 30, 1992; (x) the Executive's Account Balance in the Hudson General Corporation Profit Sharing Plan (the "Profit Sharing Plan") as of June 30, 1992; (y) an assumed annual contribution by the Company under the Profit Sharing Plan beginning July 1, 1992 had it not been amended effective as of June 30, 1992 (as amended, the Profit Sharing Plan is referred to as the "401(k) Plan"), of one percent of the Executive's Compensation; and (z) an amount representing a rate of return on the amounts referred to in




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         clauses (i)(x) and (i)(y) equal to the average return earned by the investment vehicles offered to all participants in the 401(k) Plan from time to time to the date of termination of the Executive's employment, and (ii) the amount the Executive receives upon such termination of employment under the 401(k) Plan from the sum of (v) the Company's Profit Sharing contributions beginning July 1, 1992 under Section 4.1(c) of the 401(k) Plan; (w) Matching Contributions under Section 4.1(b) of the 401(k) Plan assuming the Executive received the greatest allowable Matching Contribution for each Plan Year (beginning July 1,
         1992) of the 401(k) Plan; (x) the Executive's Account Balance in the Profit Sharing Plan as of June 30, 1992; (y) the rollover into the 401(k) Plan of such Executive's lump sum distribution from the Pension Plan, assuming that the full amount of such lump sum distribution had been so rolled over; and (z) an amount representing a rate of return on the amounts referred to in clauses (ii)(v), (ii)(w), (ii)(x) and
         (ii)(y) equal to the average return earned by the investment vehicles offered to all participants in the 401(k) Plan from time to time to the date of termination of the Executive's employment.

                  In addition, in the event the Executive's employment is terminated under the circumstances specified in clauses (i) or (ii) of subsection 28(b) of this Agreement, the Company shall pay the Executive in cash within 30 days following the Termination Date a lump sum equal to the excess, if any, between (A) the amount calculated pursuant to clause (x) of subsection 28(b), assuming for such calculation that the Pension Plan had not been terminated effective as of June 30, 1992, and
         (B) the amount calculated pursuant to clause (i)(w) of this subsection 28(c).

                  For purposes of determining the amount that would have been necessary to purchase an annuity in accordance with clause (i)(w) of this subsection 28(c) an interest rate shall be used equal to the rate of interest on 30-year Treasury securities




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         determined as of the first calendar month preceding the first day of the calendar year during which the amount is determined, and a post age 65 mortality table shall be used based on the prevailing commissioner's standard table (described in Internal Revenue Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which a present value is being determined (without regard to any subparagraph of Internal Revenue Code Section 807(d)(5)).

                  Notwithstanding anything in this subsection 28(c) of the Agreement to the contrary, and for purposes of the annuity determined in accordance with clause (i)(w), the Pension Plan shall be interpreted as if the definition of Compensation had been amended for Plan Years beginning on or after January 1, 1994 so that annual Compensation taken into account shall not exceed $150,000, as adjusted by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with Internal Revenue Code Section 401(a)(17)(B).

                  Notwithstanding anything in this subsection 28(c) of the Agreement to the contrary, the Pension Plan shall also be assumed to have amended the definition of Accrued Benefit to include the following two paragraphs at the end of such definition:

                           Unless otherwise provided under the Plan, each
                  "section 401(a)(17) employee's" Accrued Benefit under this Plan will be the greater of the Accrued Benefit determined for the Employee under (a) or (b) below:

                                    (a) the Employee's Accrued Benefit
                           determined with respect to the benefit formula applicable for the Plan Year beginning on or after January 1, 1994, as applied to the Employee's total years of service taken into account under the Plan for the purposes of benefit accruals, or




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                                    (b) the sum of:

                                        (1) the Employee's Accrued Benefit as of the last day of the last Plan Year beginning before January 1, 1994, frozen in accordance with Regulation
                                        1.401(a)(4)-13, and

                                        (2) the Employee's Accrued Benefit
                                        determined under the benefit formula
                                        applicable for the Plan Year beginning
                                        on or after January 1, 1994, as applied
                                        to the Employee's years of service
                                        credited to the Employee for Plan Years
                                        beginning on or after January 1, 1994,
                                        for purposes of benefit accruals.

                                    A "section 401(a)(17) employee" means an
                           Employee whose current Accrued Benefit as of a date on or after the first day of the first Plan Year beginning on or after January 1, 1994, is based on Compensation for a year beginning prior to the first day of the first Plan Year beginning on or after January 1, 1994, that exceeded $150,000.

                  Notwithstanding anything in this subsection 28(c) of this Agreement to the contrary, if subsequent legislation amends any provisions of pension law that would have affected the Pension Plan, such amendments shall be applicable for calculations contemplated by this subsection 28(c).

                  10. The first sentence of Section 29 of the Agreement is hereby amended in its entirety to read as follows:

         Concurrently with the execution of this Amendment to the Agreement, the Company and the Executive are entering into an agreement dated April 16, 1990 ("the Severance Agreement"), as amended from time to time, which Severance Agreement, by its terms, shall not become effective until the commencement of the Extended Term.




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                  11.      Section 33 of the Agreement is hereby amended in its
entirety to read as follows:

                           33.      Restrictive Covenant.

         For the purposes of this Section 33, the "Company" shall mean the Company (as previously defined) and any entity in which the Company (as previously defined) directly or indirectly holds a majority of the equity interest.

                  (a) During the Severance Payment Period and for a period of 12 months thereafter or, in the case of the Executive's termination of employment under Section 23(d)(i)(B) hereof, for a period of 12 months following the effective date of such termination, so long as the Company is not in breach of its obligations hereunder, the Executive agrees that he will not, directly or indirectly, render services to, be employed by, participate in or be connected in any manner with the ownership, management, operation or control (except as to the ownership of not more than two percent of the outstanding stock of any corporation or entity, the securities of which are traded on a regular basis on recognized securities exchanges or on a regular basis in over-the-counter markets) of any Competing Business. For the purpose of this Section 33, a Competing Business shall mean any person, corporation, partnership, other entity or organization which is engaged in any business or operations conducted by the Company as of the Termination Date.

                  (b) The Executive hereby further agrees that, so long as the Company is not in breach of its obligations hereunder, for a period equal to the greater of (i) the period commencing on the Termination Date and continuing for one year thereafter or (ii) the period commencing on the Termination Date and ending at the end of the Severance Payment Period, he will not, directly or indirectly, on his own behalf or on behalf of any other person, firm, corporation, partnership or entity, without the prior written consent and to the extent permitted by the Board, cause or induce or attempt to cause or induce any person who is then an employee of the Company to terminate his or her employment with the Company, or to become employed by or enter into an employment




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         relationship with any other person, corporation, partnership or entity, or endorse or recommend to any other person, corporation, partnership or entity that they employ or solicit for employment any such individual; provided, however, the Executive shall not be prohibited from furnishing a reference if requested by a person who has been advised by the Company in writing that his or her employment is being terminated or not renewed by the Company. Nothing contained herein shall prohibit the Executive from furnishing a reference if requested by a person who previously has left the employ of the Company.

                  (c) If the Executive breaches the provisions of this Section 33, then, so long as the Company is not in breach of its obligations hereunder, and subject to the provisions of Section 41, the Company shall be entitled to cease all payments under the Agreement. Furthermore, the Executive acknowledges that the services to be rendered by him or her hereunder are of a character giving this Agreement a unique value; and that as such, a breach of the provisions of this Section 33 cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, the Executive agrees that the Company shall be entitled to temporary and permanent injunctive relief against any breach of the provisions of this Section 33 by the Executive, and that such relief may be granted without the necessity of proving actual damages. This provision respecting injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.




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                  Except as amended hereby, the Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company and Executive has executed this Amendment on this March 15, 1996.



                                                     HUDSON GENERAL CORPORATION


                                                     By:_______________________
                                                        Name:  Michael Rubin
                                                        Title: Executive Vice
                                                               President




                                                     __________________________
                                                     Jay B. Langner




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